UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 12, 2018

Date of Report (Date of earliest event reported)

ALTRA INDUSTRIAL MOTION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts		02184
(Address of principal executive offices)		(Zip Code)

(781) 917-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 12 and 13, 2018, the Personnel & Compensation Committee of the Board of Directors (the “Compensation Committee”) of Altra Industrial Motion Corp., a Delaware corporation (the “Company”), approved the 2018 compensation for the Company’s named executive officers.  The Compensation Committee based its determinations of the 2018 compensation, in part, on a 2017 report by the Company’s compensation consultant, Frederic W. Cook & Co., which indicated that (i) certain executive officer base salaries were below median market levels and could be increased to more closely reflect market median levels as part of the Company’s annual salary review process and (ii) the target total cash compensation (the sum of base salary and target bonus) and the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers generally fell between the 25th percentile and market median levels.  The Compensation Committee’s determination of the 2018 salaries, target bonus and long-term incentive grants for the Company’s named executive officers was consistent with the Compensation Committee’s philosophy to bring and maintain the compensation for the Company’s named executive officers in line with median market levels.

For the year 2018, the named executive officers will receive base salaries as set forth below.

Named Executive Officer	2018 Base Salary

Carl R. Christenson	$800,000	(1)
Christian Storch	$442,555	(1)
Gerald P. Ferris	$218,545	(1)
Glenn E. Deegan	$355,137	(1)
Craig Schuele	$269,893	(1)

(1)	Increase is effective as of January 1, 2018.

On February 13, 2018, the Compensation Committee issued grants of restricted common stock and target performance shares to the named executive officers under the Company’s 2014 Omnibus Incentive Plan as set forth below.

	Restricted Stock		Performance Shares
Named Executive Officer	Number Granted	Stock Cash Value at Time of Grant	Target Number Granted	Stock Cash Value at Time of Grant

Carl R. Christenson	26,201	$1,200,000	13,101	$600,000
Christian Storch	4,832	$221,278	4,832	$221,278
Gerald P. Ferris	0	$0	0	$0
Glenn E. Deegan	3,878	$177,569	3,878	$177,569
Craig Schuele	2,652	$121,452	2,652	$121,452

The restricted stock awards for each of the named executive officers will vest in equal installments on August 15, 2018, August 15, 2019, August 15, 2020 and August 15, 2021.

The performance objective for fifty percent (50%) of the performance shares is a targeted amount of return on invested capital established by the Compensation Committee of the Company over a measurement period of one year beginning on January 1, 2018 and ending on December 31, 2018.  Award payouts for the performance shares are based on the percentage of the performance target achieved. The percentage of the award earned at the end of the performance cycle based on the performance target can range between 0%, for achievement of less than approximately 85% of the performance target, and 200%, for achievement of approximately 110% of the performance target.  Once the amount of the performance share award is fixed based upon achievement of the target performance objective, the awards will be paid in restricted common stock, which restricted stock will vest on the second anniversary of the issuance date.

The performance objective for the remaining fifty percent (50%) of the performance shares measures the Company’s total shareholder return (“TSR”) against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2018 and ending on December 31, 2020.  Award payouts for the performance shares are based on the percentile rank of the Company’s TSR compared to the TSR of peer group companies over the performance period.  Achievement of a relative TSR percentile rank at the 50th percentile results in an earned

performance share award at 100% of target.   The percentage of the award earned at the end of the performance cycle based on the performance target can range between 0%, for achievement of a relative TSR percentile rank below the 25th percentile, and 150%, for achievement of a relative TSR percentile rank at or above the 75th percentile.

On February 13, 2018, the Compensation Committee of the Company also approved the 2018 target bonus percentage amounts for the named executive officers of the Company pursuant to the Company's Management Incentive Compensation Program.  The Compensation Committee established target bonus percentages for each of Carl R. Christenson, Christian Storch, Gerald P. Ferris, Glenn E. Deegan and Craig Schuele such that those executives may be entitled to receive a cash bonus equal to 75%, 60%, 55%, 55% and 50% of their 2018 base salary, respectively, subject to upward or downward adjustment by the Compensation Committee based on their respective individual and the Company’s performance in 2018.  The Company's performance is based on achievement of certain targeted amounts of adjusted EBTIDA, working capital management goals, and sales and earnings growth.

SIGNATURES

Altra Industrial Motion Corp.

	By:	/s/ Glenn E. Deegan
Name: Glenn E. Deegan Title: Vice President, Legal and Human Resources, General Counsel and Secretary
Date: February 16, 2018